Exhibit 10.1

June 6, 2012

KCP Holdco, Inc.

603 West 50th Street

New York, New York 10019

$165,000,000 Senior Secured Credit Facility

Commitment Letter

Ladies and Gentlemen:

You have advised each of Wells Fargo Bank, National Association (“Wells Fargo”) and Wells Fargo Capital Finance, LLC (“WFCF”) that KCP Holdco, Inc. (“Parent”), an entity formed and controlled by Kenneth D. Cole, individually, intends to, directly or indirectly, acquire (the “Acquisition”) (a) immediately prior to the effective time of the merger (the “Merger Effective Time”) of KCP Mergerco, Inc., a New York corporation (“Merger Sub”), with and into Kenneth Cole Productions, Inc., a New York corporation (the “Target”), with the Target being the survivor after the merger, a portion of the capital stock (the “Rollover Equity”) of the Target, pursuant to the Rollover Agreement (as defined in the Agreement and Plan of Merger, dated as of June 6, 2012, by and among Parent, Merger Sub and the Target (together with all exhibits, disclosure letters and schedules thereto, the “Merger Agreement”)), such Rollover Equity to be contributed to Parent, and (b) at the Merger Effective Time, all of the outstanding capital stock of the Target that is not then owned by Parent or it subsidiaries. Parent has also informed the Credit Parties (as defined below) that the total funds needed to (a) finance the Acquisition, (b) refinance certain existing indebtedness of the Target (which shall be accomplished pursuant to an amendment and restatement of the existing credit facility of the Target), (c) pay fees, commissions and expenses incurred in connection with the Transactions (as defined below) and (d) finance ongoing working capital requirements and other general corporate purposes, shall consist of the following: (i) a proposed senior secured credit facility in an aggregate principal amount of $165,000,000, consisting of a senior secured revolving credit facility in an aggregate principal amount of $110,000,000 (the “Senior Revolving Facility”) and a senior secured term loan facility in an aggregate principal amount of $55,000,000 (the “Term Loan Facility”; together with the Revolving Facility, the “Senior Credit Facility”) and (ii) a cash equity contribution, directly or indirectly to Parent. For the avoidance of doubt, the Target and its subsidiaries shall not have any liability under or obligations with respect to the Senior Credit Facilities until the Merger Effective Time has occurred.

The Acquisition and the transactions described above, together with the payment of fees and expenses in connection therewith, are hereinafter referred to collectively as the “Transactions”. Unless otherwise indicated, references to Parent and its subsidiaries shall be deemed to include, after the Closing Date, the Target and its subsidiaries after giving effect to the Acquisition. The undersigned Credit Parties (as defined below) are hereby pleased to deliver this commitment letter to you (together with exhibits and annexes attached hereto, this “Commitment Letter”).

1.	Commitments.

a.	Senior Revolving Facility. Wells Fargo is pleased to advise Parent of its fully-underwritten commitment to provide 100% of the Senior Revolving Facility (in the amount of $110,000,000) upon the terms and subject solely to the conditions set forth in Section 5 below and the conditions set forth in Exhibit A hereto (under the heading: Conditions Precedent to Closing). Wells Fargo is referred to herein as the “Revolving Commitment Party”.

b.	Term Loan Facility. Wells Fargo is pleased to advise Parent of its fully-underwritten commitment to provide 40.91% of the Term Loan Facility (in the amount of $22,500,000); 1903 Onshore Funding, LLC is pleased to advise Parent of its fully-underwritten commitment to provide 40.91% of the Term Loan Facility (in the amount of $22,500,000); and Special Value Continuation Partners, LP is pleased to advise Parent of its fully-underwritten commitment to provide 18.18% of the Term Loan Facility (in the amount of $10,000,000), in each case, upon the terms and subject solely to the conditions set forth in Section 5 below and the conditions set forth in Exhibit A hereto (under the heading: Conditions Precedent to Closing). The foregoing commitments are several and not joint. Wells Fargo, 1903 Onshore Funding, LLC, and Special Value Continuation Partners, LP are referred to herein as the, “Term Commitment Parties”, and, together with the Revolving Commitment Party, the “Commitment Parties”.

2.	Titles and Roles. Parent hereby appoints WFCF as sole lead arranger and WFCF hereby agrees, acting alone or through or with affiliates selected by it, to act as the sole lead arranger and the sole bookrunner (collectively, the “Arranger” and, together with the Commitment Parties, the “Credit Parties”) for the Senior Credit Facility. Wells Fargo will act as sole and exclusive administrative and collateral agent for the Senior Credit Facility (in such capacity, “Agent”), as well as the sole and exclusive term loan agent for the Term Loan Facility (in such capacity, the “Term Agent”). Wells Fargo, in its capacity as Arranger may agree (in consultation with Parent) to appoint additional agents or co-agents and grant additional titles, with such compensation thereto as the Arranger may determine to provide; provided, that the Arranger shall retain the titles of sole lead arranger and sole bookrunner, and Wells Fargo shall retain the titles of sole administrative agent and sole collateral agent and Term Agent and no other party shall receive compensation in an amount that exceeds the level of compensation provided to Wells Fargo in connection with the Senior Credit Facility and any such other agent or co-agent or holder of a title shall not have any duties or responsibilities, except as Wells Fargo may expressly agree. Wells Fargo will have “left” and highest placement in the information memoranda and all marketing materials and other documentation used in connection with the Senior Credit Facility, and shall hold the leading role and responsibilities associated with such “left” placement.

3.	Expenses and Indemnification. Parent agrees (a) whether or not the Closing Date occurs, to pay or reimburse all reasonable and documented out-of-pocket fees, costs and expenses incurred by the Credit Parties or their affiliates in connection with their due diligence, approval, documentation, syndication and closing of the Senior Credit Facility, whether incurred before or after the date hereof (collectively, the “Expenses”), including the preparation and negotiation of this Commitment Letter (including any amendment or modification hereto) and the Fee Letter dated as of June 6, 2012, by and among the Agent, the Term Loan Agent and Parent (the “Fee Letter”), and including reasonable and documented out-of-pocket attorneys’ fees and legal expenses (provided, that, legal fees shall be limited to the reasonable and documented out-of-pocket fees and disbursements of one primary counsel for the Revolving Commitment Party and one primary counsel for the Term Commitment Parties, and, in addition, one local counsel for the Credit Parties in each appropriate material jurisdiction), real estate appraisal fees, environmental due diligence cost and expenses, syndication expenses, expenses related to Patriot Act compliance and background checks, ERS set-up fees, filing and search charges, and recording taxes and in connection with the enforcement of any of the rights and remedies of the Credit Parties under this Commitment Letter or the Fee Letter, and (b) to indemnify, defend and hold harmless the Credit Parties, each of their respective affiliates and each of their respective officers, directors, employees, agents, advisors, attorneys and representatives (each an “Indemnified Party”) as set forth in Annex A hereto. All such Expenses are to be paid to the Credit Parties promptly upon demand. The arrangements with respect to such charges after the closing of the Senior Credit Facility will be governed by the terms of the loan documentation.

4.	Fees. As consideration for the commitments and agreements of the Credit Parties hereunder, Parent agrees to pay, or cause to be paid, the fees described in the Summary of Terms and Conditions attached at Exhibit A hereto (the “Term Sheet”), and the Fee Letter on the terms and subject to the conditions set forth therein. The terms of the Fee Letter are an integral part of the Commitment Parties’ commitments and the Credit Parties’ obligations hereunder. Each of the fees described in the Fee Letter shall be nonrefundable when paid.

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5.	Conditions. The commitments of the Commitment Parties under this Commitment Letter to enter into the Senior Credit Facility and make the initial loans contemplated thereunder are subject solely to (a) (i) since December 31, 2011 through the date of this Commitment Letter, except as (x) disclosed in the SEC Reports (as defined in the Merger Agreement) filed with or furnished to the SEC (as defined in the Merger Agreement) on or after March 9, 2012 through the date that is two (2) Business Days prior to the date of the Merger Agreement (excluding disclosure contained in the “risk factors” section or constituting “forward-looking statements,” in each case, to the extent such disclosure is cautionary, predictive or speculative in nature) or (y) disclosed to Parent and Merger Sub (as defined in the Merger Agreement) in a letter delivered to them by the Target prior to the execution of the Merger Agreement, there has not been any event, change or occurrence that, individually or in the aggregate has had, or would reasonable be expected to have, a Material Adverse Effect (as defined the Merger Agreement), and (ii) from the period beginning on the date of this Commitment Letter, there not having been any state of facts, event, change, effect, development, condition or occurrence (or with respect to facts, events, changes, effects, developments, conditions or occurrences existing prior to the date hereof, any worsening thereof) that, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect (as defined the Merger Agreement), (b) the satisfaction of each condition set forth in this Section 5 and in Exhibit A hereto (under the heading: Conditions Precedent to Closing), and (c) the payment of all fees due under the Fee Letter.

Notwithstanding anything to the contrary in this Commitment Letter, the Fee Letter, the Loan Documentation (as defined in the Term Sheet) or any other letter agreement or any other written agreement concerning the financing of the Acquisition contemplated hereby to the contrary, (a) the only representations, the accuracy of which shall be a condition to the initial funding under the Senior Credit Facility on the Closing Date shall be (i) such of the representations made by the Target and its subsidiaries in the Merger Agreement as are material to the interests of the Credit Parties, but only to the extent that Parent has the right to terminate (or not perform) its obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement (the “Merger Agreement Representations”) and (ii) the Specified Representations (as defined below) and (b) the terms of the Loan Documentation shall be in a form such that they do not impair the making available of initial funding under the Senior Credit Facility on the Closing Date if the conditions set forth in this Section 5 and in Exhibit A hereto (under the heading: Conditions Precedent to Closing) are satisfied (it being understood that, (A) to the extent any collateral (including the creation or perfection of any security interest therein) is not or cannot be provided on the Closing Date (other than (I) the pledge and perfection of collateral with respect to which a security interest or lien may be perfected upon closing solely by the filing of financing statements under the Uniform Commercial Code or by filing of a notice with the United States Patent and Trademark Office or the United States Copyright Office, (II) the pledge and perfection of security interests in the capital stock of the Target and its wholly-owned domestic subsidiaries (after giving effect to the Acquisition) with respect to which a security interest or lien may be perfected upon closing by the delivery of a stock certificate, and (III) the pledge of security and mortgage interests in the Target’s real property interest in its headquarters known and maintained as 603 West 50th Street, New York, New York (“Headquarters”) (together with a final title insurance policy, including gap coverage, in favor of the Agent and Term Loan Agent, in each case, which shall be in form and substance reasonably acceptable to the Agent and Term Loan Agent), the assets described in clauses (I) through (III) being referred to as “Closing Day Collateral”) after the use of reasonable best efforts by Parent and the Target to do so, then the creation and/or perfection of any such lien or security interest shall not constitute a condition precedent to the initial funding under the Senior Credit Facility on the Closing Date, but may instead be provided within 90 days after the Closing Date (or such longer periods as Agent may agree) pursuant to arrangements to be mutually agreed), and (B) the Loan Documentation for the Senior Credit Facility shall be based on the Existing Credit Agreement (as defined in the Term Sheet) subject to modifications necessary to address the terms and conditions set forth in the Term Sheet, including the addition of the Term Loan Facility and the inclusion of the Intellectual Property and the Headquarters

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(as such terms are defined in the Term Sheet) as collateral to be included in either the Revolver Borrowing Base or Term Loan Borrowing Base, as applicable, and in any event giving due regard to the operational requirements of Parent, the Target and its subsidiaries in light of their industry, size, business and business practices and the Projections. “Specified Representations” means representations of the Loan Parties in the Loan Documentation relating to existence, organizational power and authority to enter into the Loan Documentation; due execution, delivery and enforceability of such Loan Documentation; solvency of Parent and its subsidiaries on a consolidated basis on the Closing Date after giving effect to the Acquisition; Federal Reserve margin regulations; the Investment Company Act; OFAC and U.S.A. PATRIOT Act; compliance with anti-terrorism, anti-bribery and anti-money-laundering laws and regulations; no conflicts between the Loan Documentation for the Senior Credit Facility and the organization documents of the Loan Parties or material applicable law, and the creation, validity, perfection and priority of the security interests (subject to certain customary permitted liens) of Agent granted in Closing Day Collateral (subject in all respects to the foregoing provisions of this paragraph).

6.	Confidentiality. Parent agrees that this Commitment Letter (including the Term Sheet) is for its confidential use only and that neither the Commitment Letter nor the Fee Letter or any of their terms will be disclosed by it to any person without the consent of the Arranger other than (i) to Parent’s officers, directors, employees, accountants, attorneys, and other advisors, and then only on a “need-to-know” basis in connection with the Transactions contemplated hereby and on a confidential basis or (ii) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities (in which case Parent agrees to the extent practicable and not prohibited by applicable law to inform the Credit Parties promptly thereof prior to such disclosure). The foregoing notwithstanding, Parent may (i) disclose this Commitment Letter and the contents hereof (and the Fee Letter, to the extent portions thereof have been redacted in a manner satisfactory to the Arranger in its sole discretion) to the board of directors of the Target and its officers, directors, employees, accountants, attorneys, and other advisors, in each case then only on a confidential and “need-to-know” basis in connection with the Transactions, (ii) in each case after prior written notice to the Arranger with such information with respect thereto as the Arranger may request, disclose this Commitment Letter and the contents hereof (but not the Fee Letter or the contents thereof) to ratings agencies and potential lenders in connection with their review of Target and the Senior Credit Facility, in each case on a confidential basis, and (iii) in each case after prior written notice to the Arranger with such information thereto as the Arranger may request, disclose this Commitment Letter and the contents hereof (but not the Fee Letter or the contents thereof) in any syndication or other marketing materials in connection with the Senior Credit Facility or, to the extent permitted by applicable law, in connection with any public filing.

The Credit Parties agree that all non-public information provided to the Credit Parties by or on behalf of Parent hereunder or in connection with the Transactions shall be treated by the Credit Parties in a confidential manner, and shall not be disclosed by the Credit Parties to persons who are not parties to this Commitment Letter, except: (i) to their respective officers, directors, employees, attorneys, advisors, accountants, auditors, and consultants to the Credit Parties on a “need to know” basis in connection with Transactions contemplated hereby and on a confidential basis, (ii) to subsidiaries and affiliates of the Credit Parties, provided that any such subsidiary or affiliate shall have agreed to receive such information hereunder subject to the terms of this paragraph, (iii) upon the request or demand of any regulatory authorities with jurisdiction over the Credit Parties and their affiliates or otherwise in accordance with the regulatory compliance practices of the Credit Parties and their affiliates, to such regulatory authorities, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, provided that prior to any disclosure under this clause (iv), the disclosing party agrees to provide Parent with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Parent pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to by Parent or Target, (vi) as requested or required by any governmental authority pursuant to any subpoena or other legal process, provided that prior to any disclosure under this clause (vi) the disclosing party agrees to provide Parent with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing

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party is permitted to provide such prior notice to Parent pursuant to the terms of the subpoena or other legal process or law, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by any Credit Party), (viii) in connection with any proposed assignment or participation of a Commitment Party’s interest in the Senior Credit Facility, provided that any such proposed assignee or participant shall have agreed to receive such information subject to the terms of this paragraph, (ix) to the extent that such information was already in such Credit Party’s possession or is independently developed by such Credit Party, (x) to ratings agencies in connection with obtaining ratings for the Senior Credit Facility, (xi) to the extent that such information was received by such Credit Party from a third party that is not to its knowledge subject to confidentiality obligations owing to Parent or any of its subsidiaries and (xii) for purposes of establishing a “due diligence” defense, in connection with the enforcement of this Commitment Letter and the Fee Letter or otherwise in connection with any litigation or other adverse proceeding involving parties to this Commitment Letter or their affiliates. Notwithstanding anything to the contrary contained herein or in any other agreement, any information received by any Credit Party concerning the Target in its capacity as a lender to Target under the Existing Credit Facility shall not be subject to the foregoing, but shall be governed by the confidentiality provisions of the existing loan documents with respect to such Existing Credit Facility.

Notwithstanding anything to the contrary in this Commitment Letter or in any other agreement, (i) Parent agrees that the Projections and all other information provided by or on behalf of Parent or any of its representatives to the Credit Parties regarding Parent and its affiliates (including the Target and its subsidiaries) and the Transactions may be disseminated by or on behalf of the Credit Parties to prospective lenders and other persons who have agreed to be bound by customary confidentiality undertakings (including, “click-through” agreements), all in accordance with the Credit Parties’ standard loan syndication practices (whether transmitted electronically by means of a website, e-mail or otherwise, or made available orally or in writing, including at potential lender or other meetings) and (ii) Parent agrees that the Credit Parties may share with their respective affiliates on a confidential basis any information relating to the Senior Credit Facility or Parent or its affiliates (including the Target and its subsidiaries) and, after the Closing Date, may disclose information relating to the Senior Credit Facility to Gold Sheets and other publications or for its marketing materials, with such information to consist of deal terms and other information customarily found in such publications or marketing materials and that, after the Closing Date, the Credit Parties may otherwise use the corporate name and logo of Parent or the Target in “tombstones” or other advertisements, marketing materials or public statements.

7.	Information. Parent hereby represents, warrants and covenants that (i) all information, other than Projections (as defined below), and information of a general economic nature or industry specific information, which has been or is hereafter made available to any Credit Party or any lender by or on behalf of Parent or Target, or any of its or their representatives in connection with Parent, Target, their respective subsidiaries and the Acquisition (“Information”), is and will be complete and correct as to the subject matter thereof in all material respects as of the date made available to such Credit Party or such lender and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading and (ii) all financial projections concerning Parent, the Target and their respective affiliates that have been or are hereafter made available to any Credit Party or any lenders by Parent, Target, or any of its or their representatives (the “Projections”), including, but not limited to, the Projections provided to the Arranger on or about May 18, 2012, have been or will be prepared in good faith based upon reasonable assumptions in light of the past operations of the businesses of Target and its subsidiaries and based upon estimates and assumptions which Parent has determined to be reasonable and fair in light of the then current conditions and facts (it being understood that projections by their nature are inherently uncertain and that, even though the Projections are prepared in good faith on the basis of assumptions believed to be reasonable at the time such Projections were prepared, the results reflected in the Projections may not be achieved and actual results may differ). Parent agrees to furnish, or cause to be furnished, the Arranger such Information and Projections as the Arranger may reasonably request and to supplement the Information and the Projections from time to time until the closing date of the Senior Credit Facility. In arranging and syndicating the Senior Credit Facility, the Credit Parties and lenders will be using and relying on the Information and the Projections without independent verification thereof.

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8.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities. Parent acknowledges that the Credit Parties or one or more of their respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Credit Parties may have conflicting interests regarding the transactions described herein or otherwise. Parent also acknowledges that the Credit Parties do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to Parent, confidential information obtained by the Credit Parties from the Target or any other companies.

Parent further acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between Parent and the Target, on the one hand, and the Credit Parties, on the other hand, is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Credit Parties or one or more of their respective affiliates has advised or is advising Parent on other matters, (b) the Credit Parties, on the one hand, and Parent and the Target, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor does Parent or any of its affiliates rely on, any fiduciary duty on the part of the Credit Parties in respect of any of the transactions contemplated by this Commitment Letter, (c) Parent and Target are capable of evaluating and understanding, and each understands and accepts, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) Parent has been advised that the Credit Parties or one or more of their respective affiliates is engaged in a broad range of transactions that may involve interests that differ from its interests and that the Credit Parties do not have any obligation to disclose such interests and transactions to it by virtue of any fiduciary, advisory or agency relationship in respect of any of the transactions contemplated by this Commitment Letter, and (e) Parent waives, to the fullest extent permitted by law, any claims it may have against the Credit Parties for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Credit Parties shall not have any liability (whether direct or indirect) to Parent or Target in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of Parent, including its stockholders, employees or creditors, in each case in connection with the transactions contemplated by this Commitment Letter.

Parent further acknowledges that one or more of the Credit Parties’ respective affiliates are full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, the Credit Parties or one or more of their respective affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for their respective own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, Parent and other companies with which Parent may have commercial or other relationships. With respect to any debt or other securities and/or financial instruments so held by the Credit Parties or one or more of their respective affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

Nothing contained herein shall limit or preclude the Credit Parties or any of their respective affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in any party whatsoever, including, without limitation, any competitor, supplier or customer of Parent or its subsidiaries or any of their affiliates, or any other party that may have interests different than or adverse to such parties. Parent acknowledges that the Credit Parties and their respective affiliates (the term Credit Parties as used in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies with which Parent or its subsidiaries or affiliates may have interests that conflict, that the Credit Parties may act, without violating its contractual obligations to Parent, as it deems appropriate with respect to such other companies (provided, that, the Credit Parties will not provide any material non-public confidential information as to Parent received from Parent to any competitor, supplier or customer of Parent or its subsidiaries), and that the Credit Parties have no obligation in connection with the Senior Credit Facility to use, or to furnish to Parent or its subsidiaries or affiliates (including the Target), confidential information obtained from other companies or entities.

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9.	Acceptance and Termination. This Commitment Letter will be of no force and effect unless a counterpart hereof is accepted and agreed to by Parent and, as so accepted and agreed to, received by the Arranger by 11:59 p.m. (Eastern time) on June 6, 2012, together with the Fee Letter as duly authorized, executed and delivered by Parent and that certain Reimbursement Letter dated as of June 6, 2012, by and among the Agent, the Term Loan Agent and Kenneth D. Cole, individually. The commitments and obligations of the Credit Parties under this Commitment Letter, if timely accepted and agreed to by Parent, will terminate upon the earliest of (a) consummation of the Acquisition, (b) the termination of the Merger Agreement in accordance with its terms, (c) the acceptance of a commitment by Parent or Target for any debt financing in lieu of the Senior Credit Facility in any transaction for the acquisition of Target other than a transaction led or arranged by the Arranger or any of its affiliates, and (d) December 3, 2012 if the initial borrowings under the Senior Credit Facility have not occurred on or prior to such date.

10.	Entire Agreement; No Third Party Reliance. This Commitment Letter contains the entire commitment of the Credit Parties for this transaction and, upon acceptance by Parent supersedes all prior proposals, commitment letters, negotiations, discussions and correspondence. This Commitment Letter may not be contradicted by evidence of any alleged oral agreement. No party has been authorized by the Credit Parties to make any oral or written statements inconsistent with this Commitment Letter. This Commitment Letter is addressed solely to Parent and is not intended to confer any obligations to or on, or benefits to or on, any third party.

11.	Counterparts. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission or other electronic means shall be effective as delivery of a manually executed counterpart hereof.

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Assignment; Governing Law; Jurisdiction. This Commitment Letter may not be assigned by Parent without the prior written consent of the Credit Parties (other than by Parent to Borrowers, as defined in the Term Sheet, so long as each such entity is controlled by Parent after giving effect to the Transactions and it (directly or through a wholly-owned subsidiary) owns the Target or the successor to the Target or is a subsidiary of the Target) and may not be amended, waived or modified, except in writing signed by the Credit Parties and Parent. Each Commitment Party may assign or participate all or a portion of its commitments hereunder, provided, however, such Commitment Party will not be relieved of all or any portion of its commitments hereunder prior to the initial funding under the Senior Credit Facility. This Commitment Letter is governed by and construed in accordance with the laws of the State of New York, but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the State of New York. Each of the parties hereto hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan and (b) the United States District Court for the Southern District of New York and any appellate court from any such court, in any action, suit, proceeding or claim arising out of or relating to the Transactions or the performance of services hereunder or under the Fee Letter, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action, suit, proceeding or claim may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (ii) waives, to the fullest extent that it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any action, suit, proceeding or claim arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions or the performance of services hereunder or under the Fee Letter in any such New York State or Federal court and (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action, suit, proceeding or claim in any such court. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County located in the Borough of

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Manhattan. Parent agrees, on behalf of itself and its affiliates, that the foregoing provisions of this paragraph shall also apply to Parent’s affiliates to the same extent as to Parent, and the Credit Parties’ obligations hereunder are being made in reliance on the foregoing.

13.	JURY TRIAL WAIVER. THE CREDIT PARTIES AND PARENT EACH WAIVE ITS RIGHT TO A JURY TRIAL IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN ANY WAY RELATING TO THIS COMMITMENT LETTER OR THE TRANSACTIONS REFERRED TO IN THIS COMMITMENT LETTER.

14.	Patriot Act. The Credit Parties hereby notify Parent that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Credit Parties may be required to obtain, verify and record information that identifies Borrowers and Guarantors (as defined in the Term Sheet), which information includes the name, address, tax identification number and other information regarding them that will allow the Credit Parties to identify them in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act.

15.	Surviving Provisions. The expense and indemnification, sharing information; absence of fiduciary relationship; affiliate transactions, confidentiality, jurisdiction, governing law and waiver of jury trial provisions contained herein shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or termination of the commitments and obligations of the Credit Parties described herein; provided that the obligations of Parent under this Commitment Letter under the expense and indemnification provisions shall automatically terminate and be superseded by the provisions of the Loan Documentation upon the initial funding thereunder to the extent addressed therein, and Parent shall automatically be released from all liability under the terms hereof (but not from liability under any corresponding provisions in the Loan Documentation to which it is a party).

Each of the parties hereto agree that this Commitment Letter is a binding and enforceable commitment with respect to the subject matter herein.

If Parent accepts and agrees to the foregoing, please so indicate by executing and arranging for Parent to execute the enclosed copy of this letter and return it to the Arranger.

We look forward to continuing to work with you to complete this transaction.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Irene Rosen Marks
Name:	Irene Rosen Marks
Title:	Managing Director

WELLS FARGO CAPITAL FINANCE, LLC

By:	/s/ Irene Rosen Marks
Name:	Irene Rosen Marks
Title:	Managing Director

[Signature Page to Commitment Letter]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Revolving Commitment Party

By:	/s/ Irene Rosen Marks
Name:	Irene Rosen Marks
Title:	Managing Director

[Signature Page to Commitment Letter]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Term Commitment Party

By:	/s/ Sally A. Sheehan
Name:	Sally A. Sheehan
Title:	Director

1903 ONSHORE FUNDING, LLC, as a Term Commitment Party

By:	/s/ Lawrence Klaff
Name:	Lawrence Klaff
Title:	Principal and Managing Director

SPECIAL VALUE CONTINUATION PARTNERS, LP as a Term Commitment Party

By:	/s/ Howard Levkowitz
Name:	Howard Levkowitz
Title:	Managing Partner

[Signature Page to Commitment Letter]

The provisions of this Commitment Letter are agreed to and accepted on the date first above written.

KCP HOLDCO, INC., as Parent

By:	/s/ Kenneth D. Cole
Name:	Kenneth D. Cole
Title:	President and Chief Executive Officer

[Signature Page to Commitment Letter]

ANNEX A

to

COMMITMENT LETTER

Indemnification Provisions

Each term used, but not defined in this Annex A, shall have the meaning assigned to such term in the Commitment Letter, dated of even date herewith, from the Credit Parties to Parent (the “Indemnifying Party”), to which this Annex A is attached.

To the fullest extent permitted by applicable law, the Indemnifying Party agrees that it will indemnify, defend, and hold harmless (to the fullest extent permitted by law) each Indemnified Party from and against (i) any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, disbursement, and reasonable and documented out-of-pocket costs and expenses actually incurred in connection therewith, (ii) any and all actions, suits, proceedings and investigations in respect thereof, and (iii) any and all reasonable and documented out-of-pocket legal fees or other reasonable and documented out-of-pocket costs, expenses or disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the reasonable and documented out-of-pocket costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, proceeding or investigation (whether or not in connection with litigation in which any of the Indemnified Parties is a party) and including, without limitation, any and all losses, claims, damages, obligations, penalties, judgments, awards, and liabilities, reasonable and documented out-of-pocket costs, expenses and disbursements, resulting from any act or omission of any of the Indemnified Parties), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with (a) the Transactions, (b) the Commitment Letter or the Senior Credit Facility, (c) any use or intended use of the Senior Credit Facility or (d) any untrue statement or alleged untrue statement of a material fact contained in, or omissions or alleged omissions in, information furnished by Indemnifying Party or Target, or any of their subsidiaries or affiliates, or any other person in connection with the Transactions or the Commitment Letter, regardless of whether any such Indemnified Party is a party thereto (and regardless of whether such matter is initiated by a third party or by the Indemnifying Party, Target or any of their respective affiliates or equity holders); provided, however, such indemnity agreement shall not, as to any Indemnified Party, apply to any portion of any such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement of an Indemnified Party to the extent a court of competent jurisdiction finally determines such loss, claim, damage, obligation, penalty, judgment, award, liability, cost, expense or disbursement of an Indemnified Party to have resulted from a material breach by such Indemnified Party of its obligations under this Commitment Letter, or the gross negligence or willful misconduct of such Indemnified Party.

These Indemnification Provisions shall be in addition to (but without duplication of) any liability which the Indemnifying Party may have to the Indemnified Parties.

If any action, suit, proceeding or investigation is commenced, as to which any of the Indemnified Parties proposes to demand indemnification, it shall notify the Indemnifying Party with reasonable promptness (and, in any event, within ten business days of the date the Indemnified Parties receive notice of the commencement of such action, suit, proceeding or investigation); provided, however, that any failure by any of the Indemnified Parties to so notify the Indemnifying Party shall not relieve the Indemnifying Party from its obligations hereunder. The Arranger, on behalf of the Indemnified Parties, shall have the right to retain counsel for all such Indemnified Parties of its choice to represent the Indemnified Parties, and the Indemnifying Party shall pay the reasonable and documented out-of-pocket fees, expenses, and disbursements of such counsel to the extent required under the second immediately preceding paragraph. The Indemnifying Party shall be liable for any settlement of any claim against any of the Indemnified Parties that is required to be indemnified by such Indemnifying Party pursuant to the terms hereof (an “Indemnified Claim”) made with its prior written consent, which consent shall not be unreasonably withheld or delayed. Without the prior written consent of the Arranger, the Indemnifying Party shall not settle or compromise any Indemnified Claim, permit a default or consent to the entry of any judgment in respect thereof, unless such settlement (i) includes an unconditional release of such Indemnified Party in form and substance reasonably satisfactory to such Indemnified Party from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Party.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these Indemnification Provisions is made but is found by a judgment of a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Indemnifying Party, on the one hand, and the Indemnified Parties, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements to which the Indemnified Parties may be subject in accordance with the relative benefits received by the Indemnifying Party, on the one hand, and the Indemnified Parties, on the other hand, and also the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Parties collectively and in the aggregate, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation that directly resulted in the relevant losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements shall be entitled to contribution from any other person who is not also found liable for such fraudulent misrepresentation.

No Indemnified Party shall be liable for any damages arising from the use by others of Information or other materials obtained through internet, Intralinks, SyndTrak or other similar transmission systems in connection with the Senior Credit Facility except to the extent a court of competent jurisdiction finally determines such damage resulted from the gross negligence or willful misconduct of such Indemnified Party. In addition, no Indemnified Party shall be responsible or liable for special, indirect, consequential, exemplary, incidental or punitive damages which may be alleged as a result of this Commitment Letter or the Fee Letter; provided that nothing contained in this sentence shall limit any Indemnifying Parties’ indemnity obligations to the extent such special, indirect, consequential or punitive damages are included in any third party claim with respect to which the applicable Indemnified Party is entitled to indemnification under this Annex A.

Notwithstanding any other provision herein, these Indemnification Provisions shall remain operative and continue in full force and effect until, and shall terminate upon, the time of the execution and delivery of the Loan Documentation.

2

EXHIBIT A1

KENNETH COLE PRODUCTIONS, INC.

SUMMARY OF TERMS AND CONDITIONS FOR UNDERWRITTEN

$110,000,000 SENIOR REVOLVING CREDIT FACILITY

AND A $55,000,000 TERM LOAN FACILITY

(to be structured as either an amended

and restated facility or a new facility, as the parties agree)

BORROWERS:	(i) Initially, KCP Mergerco, Inc., a New York corporation, and (ii) after consummation of the Acquisition, Kenneth Cole Productions, Inc. and certain of its subsidiaries (collectively, the “Borrowers”). The Borrowers shall be jointly and severally liable for all obligations.

GUARANTORS:	KCP Acquisitions, Inc. and all existing and future direct and indirect wholly owned domestic subsidiaries of the Borrowers (collectively, the “Guarantors”, and, collectively with the Borrowers, the “Loan Parties”). All guarantees will be guarantees of payment and not of collection.

ADMINISTRATIVE AGENT:	Wells Fargo Bank, National Association (the “Administrative Agent”).

COLLATERAL AGENT:	Wells Fargo Bank, National Association (the “Collateral Agent” and together with the Administrative Agent, the “Agent”).

TERM LOAN AGENT:	Wells Fargo Bank, National Association (the “Term Loan Agent”)

SOLE LEAD ARRANGER AND SOLE BOOK MANAGER:	Wells Fargo Capital Finance, LLC (“WFCF”) will act as sole lead arranger and sole book manager (the “Arranger”).

REVOLVING LENDERS:	Wells Fargo Bank, National Association (“Wells Fargo”) and a syndicate of financial institutions to be arranged by the Arranger and reasonably acceptable to the Administrative Agent and the Borrowers (individually, a “Revolving Lender” and, collectively, the “Revolving Lenders”).

TERM LENDERS:

Wells Fargo, 1903 Onshore Funding, LLC, a fund controlled by Tennenbaum Capital Partners, LLC, and such other financial institutions to be selected by Term Loan Agent (individually, a “Term Lender” and, collectively, the “Term Lenders”).

As used herein, “Lender” shall mean any Revolving Lender or Term Lender, individually, and “Lenders” shall mean the Revolving Lenders and the Term Lenders, collectively.

[1]	Capitalized terms used in this Exhibit A that are not otherwise defined herein shall have the meanings specified in the Commitment Letter dated as June 6, 2012, to which this Exhibit A is attached.

ISSUING BANK:	Wells Fargo Bank, National Association.

SENIOR REVOLVING FACILITY:	$110,000,000 revolving credit facility (the “Senior Revolving Facility”). The Senior Revolving Facility will include a $50,000,000 sublimit for the issuance of standby and documentary letters of credit (each a “Letter of Credit”) and a $15,000,000 sublimit for swingline loans (each a “Swingline Loan”).

TERM LOAN FACILITY:	$55,000,000 term loan facility (the “Term Loan Facility” and collectively with the Senior Revolving Facility, the “Senior Credit Facility”).

PURPOSE:	The proceeds of the Senior Credit Facility shall be used for (i) repayment of indebtedness under the Borrowers’ existing credit agreement maintained with Wells Fargo Bank, National Association, as administrative agent (as amended and in effect, the “Existing Credit Agreement”), (ii) to finance a portion of the consideration payable in connection with the Acquisition (provided, however, only $60,000,000 of the Senior Revolving Facility shall be used to for this clause (ii)), (iii) the payment of transaction expenses, (iv) for working capital, capital expenditures, and other lawful corporate purposes.

CLOSING DATE:	A mutually agreed upon date to be determined but in any event on or before December 3, 2012 (the “Closing Date”).

INTEREST RATES:	As set forth in Addendum I.

MATURITY:	The Senior Credit Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full five (5) years after the Closing Date (the “Maturity Date”).

AVAILABILITY / TERM LOAN BORROWING BASE:

Loans and Letters of Credit (subject to the Letter of Credit sublimit set forth above) under the Senior Revolving Facility may be made on a revolving basis up to the lesser of (i) $110,000,000 (the “Total Revolver Commitments”) and (ii) the Revolver Borrowing Base (the lesser of (i) and (ii) being hereafter referred to as the “Loan Cap”):

The “Revolver Borrowing Base” shall be equal to the sum, at the time of calculation of (a) 90% of eligible credit card receivables of the Borrowers; plus (b) 85% of eligible trade receivables (net of receivable reserves) of the Borrowers; plus (c) 90% of the appraised net orderly liquidation value of eligible inventory (net of inventory reserves); plus (d) 90% of the appraised net orderly liquidation value of eligible in transit inventory (net of inventory reserves), provided that eligible in transit inventory included in the Borrowing Base shall not exceed $10,000,000 at anytime; plus (e) the Real Estate Component; minus (f) the Term Loan Reserve (as defined below), if any; minus (g) the reserves (including any realty reserves) established by the Administrative Agent in its discretion.

The “Real Estate Component” shall mean:

(i) on or before the first anniversary of the Closing Date, the lesser of (1) 65% of the fair market value of the eligible real estate of the Borrowers; and (ii) $27,300,000;

(ii) after the first anniversary of the Closing Date through and including the second anniversary of the Closing Date, the lesser of (1) 60% of the fair market value of the eligible real estate of the Borrowers; and (ii) $25,200,000;

(iii) after the second anniversary of the closing date through and including the third anniversary of the Closing Date, the lesser of (1) 55% of the fair market value of the eligible real estate of the Borrowers; and (ii) $23,100,000; and

(iv) at all times after the third anniversary of the Closing Date, the lesser of (1) 50% of the fair market value of the eligible real estate of the Borrowers; and (ii) $21,000,000.

Loans under the Term Loan Facility shall be fully funded on the Closing Date in an amount equal to the lesser of (i) $55,000,000 and (ii) the Term Loan Borrowing Base.

The “Term Loan Borrowing Base” shall be equal to, at the time of calculation, the lesser of (a) 32.5% of the net orderly liquidation value of eligible intellectual property of the Borrowers, and (b) $55,000,000.

The initial reserves on the Closing Date and the definitions of “eligible credit card receivables”, “eligible trade receivables” “eligible in transit inventory” and “eligible inventory” shall be determined in a manner generally consistent with the Existing Credit Agreement. The definition of “eligible intellectual property” shall include such intellectual property subject to the appraisal of Target’s intellectual property received by the Term Loan Agent prior to the date hereof. The definition of “eligible owned real property” shall be determined based upon the results of due diligence, provided that the Headquarters shall constitute “eligible owned real property” subject to the satisfaction of the conditions set forth in clause (v) below under “Conditions Precedent to Closing”.

MANDATORY PREPAYMENTS:

If at any time the aggregate amount of the Loans and Letters of Credit under the Senior Revolving Facility exceeds the Loan Cap as at such date of determination, then the Borrowers will immediately repay outstanding Revolver Loans and, if necessary thereafter, cash collateralize Letters of Credit in an aggregate amount equal to such excess.

If at any time the aggregate amount of the Term Loans exceeds the Term Loan Borrowing Base as of any date of determination, then an Availability Reserve shall be established and maintained under the Revolver Borrowing Base in the amount of such excess (the “Term Loan Reserve”).

All amounts deposited in the Collection Account (as defined below) will be promptly applied by the Agent to repay outstanding Loans under the Senior Revolving Facility, and, if an Event of Default exists, to cash collateralize outstanding Letters of Credit and then to repay the Term Loan.

All proceeds of Term Loan Priority Collateral (as defined below) except for royalty revenue received in the ordinary course of business shall be applied to repay the outstanding Term Loans.

All mandatory prepayments in respect of the Term Loan shall be subject to payment of the Early Termination Fee (as defined below).

If, at any time, the Borrowers elect to terminate the commitments under the Senior Revolving Facility in whole, then the Borrowers will immediately repay all amounts outstanding under the Term Loan Facility.

Other usual and customary mandatory prepayments of Term Loan and Revolving Loans; provided, that the Loan Documentation shall not require any prepayment from equity issuances proceeds or extraordinary receipts and any condemnation or casualty proceeds prepayments shall be required only with respect to proceeds not reinvested in assets within a specified time period to be mutually determined. Mandatory prepayments of the Term Loan shall be applied to the remaining installments, first, in direct order of the payments due over the next 12 months, and, second, pro rata to the remaining installments.

AMORTIZATION:	The Term Loan Facility shall be repaid in quarterly installments of $750,000, commencing on the first day of the first full fiscal quarter after the Closing Date and continuing on the first day of each fiscal quarter thereafter, with any outstanding balance due at maturity.

OPTIONAL PREPAYMENTS AND COMMITMENT REDUCTIONS:

The Borrowers may prepay the Senior Revolving Facility in whole or in part at any time without premium or penalty, subject to reimbursement of breakage and redeployment costs in the case of prepayment of LIBOR borrowings. The commitments under the Senior Revolving Facility may be irrevocably reduced or terminated by the Borrowers at any time without premium or penalty.

Provided (i) no default or event of default then exist or would result therefrom; and (ii) the Payment Conditions have been satisfied, the Borrowers may prepay the Term Loan Facility in whole or in part at any time, subject to (a) payment of the applicable Early Termination Fee (as defined below) and (b) reimbursement of breakage and redeployment costs in the case of prepayment of LIBOR borrowings. Optional prepayments of the Term Loan Facility shall be applied in inverse order of maturity.

As used herein, “Payment Conditions” shall have the same meaning assigned to such term in the Existing Credit Agreement.

As used herein, “Early Termination Fee” means (a) prior to the first anniversary of the Closing Date, 2.00% of the Term Loan Facility amount being prepaid; (b) on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, 1.00% of the Term Loan Facility amount being prepaid and (c) at all times following the second anniversary of the Closing Date, $0; provided, however, the Borrowers shall be permitted to prepay up to $10,000,000 of the Term Loan Facility without having to pay the Early Termination Fee.

SECURITY:

As security for the Senior Credit Facility, the Borrowers and the Guarantors shall grant the Agent and the Lenders valid and perfected first priority mortgage on the Borrowers’ Headquarters and liens and security interests in all of the present and future personal property and assets of the Borrowers and the Guarantors, including, but not limited to, inventory and other goods, accounts receivable, deposit and securities accounts, general intangibles, financial assets, investment property, equity interests, chattel paper, insurance proceeds, contract rights, supporting obligations, letter-of-credit rights, commercial tort claims, hedge agreements, documents, instruments, indemnification rights, tax refunds, books and records and cash, license rights, patents, trademarks, tradenames, copyrights, machinery, equipment, and furniture, and all proceeds and products of the foregoing.

The Security shall also secure the Borrowers’ and Guarantors’ obligations in respect of the Senior Credit Facility and any cash management obligations, hedging arrangements and other bank products (including, without limitation, factoring and supply chain financing) entered into with or furnished by any Lender or its affiliates.

Notwithstanding the foregoing, in no event will Collateral include: (i) any fee-owned real property (other than the Headquarters) or any leasehold interests, (ii) interest in any assets if the grant of a security interest or lien therein is validly prohibited as a matter of law or under the terms of such contracts, permits, licenses, accounts receivable, general intangibles, payment intangibles, chattel paper, letter of credit rights and notes, in each case after giving effect to Article 9 of the applicable Uniform Commercial Code, (iii) the issued and outstanding voting capital stock of any first tier foreign subsidiary in excess of 65% thereof to the extent that any such pledge would have material negative tax consequences on the Loan Parties (provided that use of net operating losses shall be deemed to be material), (iv) assets subject to capital leases, purchase money financing and cash to secure letter of credit reimbursement obligations to the extent such capital leases, purchase money financing or letters of credit are permitted under the loan documentation (the “Loan Documentation”) and the terms thereof prohibit a grant of a security interest therein, (v) assets sold to a person who is not a Loan Party in compliance with the Loan Documentation,

(vi) assets owned by a Guarantor after the release of the guaranty of such Guarantor pursuant to the Loan Documentation, (vii) motor vehicles and other equipment subject to certificates of title, (viii) any application for registration of a trademark filed with the United States Patent and Trademark Office (“PTO”) on an intent-to-use basis until such time (if any) as a statement of use or amendment to allege use is accepted by the PTO, at which time such trademark shall automatically become part of the Collateral and subject to the security interest pledged, (ix) equity interests in any person other than wholly owned subsidiaries to the extent a pledge thereof is not permitted by the terms of such subsidiary’s organizational or joint venture documents, and (x) other exceptions to be mutually agreed upon (the foregoing described in clauses (i) through (x) are collectively, the “Excluded Assets”); provided, however, that such property shall constitute “Excluded Assets”: (1) with respect to clauses (ii), (iv), and (viii) above, only to the extent and for so long as such license, permit, or applicable law validly prohibits the creation of a Lien on such property in favor of the Agent and Term Loan Agent, (2) with respect to clause (iii), only so long as such material negative tax consequences exist, and (3) with respect to clause (ix), only to the extent that such organizational or joint venture documents prevent such a pledge; and in each of the foregoing cases, upon the termination of such prohibition (howsoever occurring), such property shall cease to constitute “Excluded Assets”; provided further, that “Excluded Assets” shall not include the right to receive any proceeds arising therefrom or any other rights referred to in Sections 9-406(f), 9-407(a) or 9-408(a) of the UCC or any proceeds, substitutions or replacements of any Excluded Assets (unless such proceeds, substitutions or replacements would otherwise constitute Excluded Assets).

Although the following shall be considered Collateral, the Loan Parties shall not be required to deliver a perfected security interest in such items: (a) letter of credit rights and commercial tort claims with a value of less than an amount to be agreed, and (b) those assets as to which the Agent and Term Loan Agent determine that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby.

The Loan Parties shall only be required to use commercially reasonable efforts to deliver landlord lien waivers, estoppels and collateral access letters (“Access Agreements”) with respect to distribution centers and warehouses and in no event shall Access Agreements be a condition to closing.

APPLICATION OF PROCEEDS:

To be set forth in greater detail in the Loan Documentation, it being understood that as between the Senior Revolving Facility and the Term Loan Facility, proceeds of the following collateral shall be applied as follows:

(a) Proceeds of Term Loan Priority Collateral (as defined below) shall be applied to reduce the Term Loans prior to any application to the Senior Revolving Facility.

(b) Proceeds of Revolving Priority Collateral (as defined below) shall be applied to reduce obligations under the Senior Revolving Facility prior to any application to the Term Loan.

As used herein, the term “Term Loan Priority Collateral” shall mean the Intellectual Property and all proceeds and products thereof.

As used herein, the term “Intellectual Property” shall mean, collectively, the patents, trademarks (including related goodwill), copyrights, trade secrets; in each case, together with all applications for same and any licenses to use the foregoing; and any and all other industrial, intangible and intellectual property of any type, including mask works and industrial designs.

As used herein, the term “Revolving Priority Collateral” shall mean all of the present and future personal property and assets of the Borrowers and the Guarantors other than the Term Loan Priority Collateral.

CONDITIONS PRECEDENT TO CLOSING:

The closing and the initial extension of credit under the Senior Credit Facility will be subject to satisfaction of the following conditions precedent:

(i) The negotiation, execution and delivery of definitive Loan Documentation with respect to the Senior Credit Facility satisfactory to the Borrower, the Agent, the Term Loan Agent, and the Lenders consistent with the terms and conditions set forth herein and in the Commitment Letter; provided that the Lenders shall have negotiated in good faith to complete the definitive Loan Documentation with respect to the Senior Credit Facility.

(ii) The Agent and Term Loan Agent shall have received the results of lien searches with respect to the Borrowers and Guarantors and all filings, recordations and searches necessary or desirable (as reasonably determined by the Agent and Term Loan Agent) in connection with the liens, mortgages and security interests to reflect the valid and perfected first priority liens, mortgages and security interests referred to above under Security shall have been duly made; all filing and recording fees and taxes shall have been duly paid. The Agent and Term Loan Agent shall be satisfied with the amount, types and terms and conditions of all insurance maintained by the Borrowers and their subsidiaries (provided that the Agent and Term Loan Agent agree that the current insurance in place under the Existing Credit Agreement shall satisfy this requirement). The Agent and Term Loan Agent shall have received endorsements naming the Agent or Term Loan Agent, as applicable, on behalf of the Revolving Lenders or Term Lenders, as applicable, as an additional insured or loss payee, as the case may be, under all insurance policies.

(iii) The Agent and Term Loan Agent shall have received usual and customary (A) opinions of counsel to the Borrowers and the Guarantors (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for the Senior Credit Facility) and of appropriate local counsel and (B) such corporate resolutions, certificates and other documents as the Agent shall reasonably require, in each case reasonably satisfactory to the Agent and Term Loan Agent.

(iv) There shall not have occurred since the date of the Commitment Letter any state of facts, event, change, effect, development, condition or occurrence (or, with respect to facts, events, changes, effects, developments, conditions or occurrences existing prior to the date hereof, any worsening thereof) that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect (as such term is, and all defined terms used therein are, defined in the Merger Agreement).

(v) The Agent and the Term Loan Agent shall have also received with respect to the eligible owned real property, surveys, title documents, flood zone certificates, as well as a final title insurance policy, including gap coverage, in favor of the Agent and Term Loan Agent, in each case, which shall be in form and substance acceptable to the Agent and Term Loan Agent.

(vi) All accrued fees and expenses of the Agent, Term Loan Agent, and Term Lenders (including the fees and expenses of one counsel for Revolving Lenders and one counsel for Term Lenders (including any local counsel)) shall have been paid if due and, in the case of legal fees and expenses, only if an invoice shall have been provided no later than one business day prior to the Closing Date.

(vii) To the extent the parties do not structure the Senior Credit Facility as an amendment and restatement of the Existing Credit Agreement, the Agent and Term Loan Agent shall have received a payoff letter with respect to the Existing Credit Agreement (A) evidencing that, upon the making of the initial extension of credit on the Closing Date and the application of such funds in accordance with such payoff letter, all obligations under such facility will have been paid and satisfied in full, all commitments thereunder will terminate, and (B) confirming that all liens securing the Existing Credit Agreement will be contemporaneously with the initial funding under the Senior Credit Facility released.

(viii) The following transactions shall have occurred prior to or concurrently with the initial extension of credit under the Senior Credit Facility:

(i) The combined amount of cash equity and the rollover of the existing equity interests (through a holding company that is formed to acquire Kenneth Cole Productions, Inc.) owned by the Family Stockholders (as defined in the Merger Agreement, on terms and conditions reasonably satisfactory to Agent and Term Loan Agent, it being acknowledged by the Agent and the Term Loan Agent that the terms and conditions set forth in the Merger Agreement and the Rollover Agreement as in effect on the date hereof are so satisfactory) shall be equal to $166,300,000 (calculated based on approximately $132,700,000 in rollover equity from the Family Stockholders (as defined in the Merger Agreement), assuming a per share merger consideration of $15.25, consisting of Company Stock (as defined in the Merger Agreement), in-the-money Stock Options (as defined in the Merger Agreement) (calculated using the treasury stock method) and Company Awards (as defined in the Merger Agreement) (including restricted shares and performance shares granted, whether or not issued), plus the balance in new cash equity);

(ii) the Acquisition shall have been consummated in accordance with all applicable requirements of law for aggregate consideration not exceeding an amount per share previously disclosed to the Administrative Agent and the Term Loan Agent; and

(iii) the Acquisition shall be consummated substantially concurrently with the Closing Date in accordance in all material respects with the Merger Agreement, without waiver or amendment thereof or any consent thereunder materially adverse to the Lenders unless consented to by the Agent and the Term Loan Agent (such consent not to be unreasonably withheld, delayed or conditioned).

(ix) After giving effect to the Acquisition and the first funding of any loans under the Senior Credit Facility and all Letters of Credit to be issued at, or immediately subsequent to, the establishment of the Senior Credit Facility, Excess Availability shall be not less than (A) $33,000,000 if the Closing Date occurs on or before September 10, 2012, or (B) $35,000,000 if the Closing Date occurs on or after September 11, 2012. The Administrative Agent shall have received a borrowing base certificate dated as of the Closing Date, executed by a financial officer of the Borrowers. As used herein, “Excess Availability” shall mean an amount equal to (a) the Loan Cap minus (b) the amount of Loans and Letters of Credit outstanding under the Senior Revolving Facility.

CONDITIONS PRECEDENT TO ALL EXTENSIONS OF CREDIT AFTER THE CLOSING DATE:	Limited to (but shall not be applicable to the extensions of credit made on the Closing Date): (i) all of the representations and warranties in the Loan Documentation shall be true and correct as of the date of such extension of credit (except to the extent it relates to an earlier date); (ii) no event of default that has not been waived in writing under the Senior Credit Facility or incipient default that has not been cured within any applicable cure period shall have occurred, or would result from such extension of credit; (iii) in the case of any extension of credit under the Senior Revolving Facility, the aggregate principal amount of all outstanding Loans and the aggregate undrawn amount of all Letters of Credit outstanding on such date, after giving effect to the applicable borrowing or issuance or renewal of a Letter of Credit, shall not exceed the Revolver Loan Cap; and (iv) no material adverse effect shall exist or result from such borrowing or issuance.

REPRESENTATIONS AND WARRANTIES:	Limited to: existence, qualification and power; authorization; no contravention; governmental authorization and other consents; binding effect; financial statements; no material adverse effect; litigation; no default; ownership of property; liens; environmental compliance; insurance; taxes; ERISA compliance; subsidiaries; equity interests; margin regulations; investment company act; disclosure; compliance with laws; intellectual property, licenses, etc.; labor matters; security documents; solvency; deposit accounts; credit card arrangements; brokers; customer and trade relations; material contracts; and casualty (which, in each case, will be subject to material ability thresholds, baskets and customary exceptions and qualifications to be mutually agreed upon).

COVENANTS:

Limited to the following:

The Borrowers shall at all times maintain Excess Availability equal to at least the greater of (i) 10% of the Loan Cap; and (ii) $9,500,000.

Affirmative covenants: financial statements; certificates, other information; notices; payment obligations; preservation of existence, etc.; maintenance of properties; maintenance of insurance; compliance with laws; books and records, accountants; inspection rights; use of proceeds; additional loan parties; cash management; information regarding the collateral; physical inventories; environmental laws; further assurances; compliance with terms of leaseholds; material contracts; and credit card processors (which, in each case, will be subject to material ability thresholds, baskets and customary exceptions and qualifications to be mutually agreed upon).

Negative covenants: liens; investments; indebtedness, disqualified stock; fundamental changes; dispositions; restricted payments (provided that the Loan Documentation shall permit, without condition, the payment of all consideration under the Merger Agreement including consideration payable after the Closing Date, provided that such payments are made in accordance with the terms and conditions of the Merger Agreement and solely from the Payment Fund (as such term is defined in the Merger Agreement) and/or another segregated account funded on the Closing Date solely for the purpose of the payment of the consideration under the Merger Agreement, it being understood that any amounts in the Payment Fund or any such other segregated account that are no longer required for the payment of the consideration under the Merger Agreement may be transferred to another account of the Borrowers); prepayments of indebtedness; change in nature of business; transactions with affiliates; burdensome agreements; use of proceeds; amendment of material documents; fiscal year; and deposit accounts, credit card processors (which, in each case, will be subject to material ability thresholds, baskets and customary exceptions and qualifications to be mutually agreed upon).

The Loan Documentation shall, in any event, (a) permit dividends, stock repurchases, prepayments of subordinated debt, and investments if Payment Conditions are satisfied, and (b) permit non-hostile acquisitions subject to the provisions of the Existing Credit Agreement.

FINANCIAL COVENANTS:	None

FINANCIAL REPORTING:	The Borrowers shall provide the financial reporting usual and customary for transactions of this type, including those consistent with the Existing Credit Agreement, as well as: consolidated monthly financial statements (within 30 days after each fiscal quarter end), including balance sheet, income statement, statement of cash flow and borrowing base availability.

COLLATERAL MONITORING:	The Agent shall conduct two field examinations and two inventory appraisals per year at the expense of the Borrowers; or if Excess Availability is less than 25% of the Loan Cap at any time the Agent shall conduct three field examinations and three inventory appraisals per year at the expense of the Borrowers. The Agent shall conduct one intellectual property appraisal per year at the expense of the Borrowers or, if the license revenue stream from eligible intellectual property is less than $40,000,000 for the preceding twelve month period, the Agent shall conduct 2 intellectual property appraisals per year at the expense of the Borrowers. The Agent shall conduct one real estate appraisal per year at the expense of the Borrowers. The Agent may conduct such other field examinations and appraisals at the expense of the Lenders, provided that if an default or event of default exist such field examinations and appraisals shall be at the expense of the Borrowers. All examiners and appraisers shall be acceptable to the Term Loan Agent.

CASH DOMINION:	The Borrowers and Guarantors will implement cash management procedures customary for facilities of this type and reasonably satisfactory to the Agent, including, but not limited to, customary lockbox arrangements and blocked account agreements, which will provide for the Agent to have control of all deposit and securities accounts as required by the Agent. If, at any time (i) Excess Availability is less than the greater of (A) $17,500,000 or (B) twenty percent (20%) of the Loan Cap or (ii) a default or event of default exist (“Cash Dominion Event”), cash receipts shall be forwarded to a deposit account (“Collection Account”) which is subject to a control agreement in favor of the Agent and such receipts shall be applied daily in reduction of the obligations under the Senior Credit Facility (as set forth in the Mandatory Prepayment Section of this summery of terms and conditions). A Cash Dominion Event shall continue unless and until the Event of Default is waived and Excess Availability exceeds the greater of (i) $17,500,000; or (ii) twenty percent (20%) of the Loan Cap for 60 consecutive days.

COLLATERAL REPORTING:	Borrowing Base Certificates and supporting documentation shall be delivered monthly ten (10) days after the end of each month; provided, that at anytime (i) Excess Availability is less than twenty five per cent (25%) percent of the Loan Cap or (ii) a default or event of default exist Borrowing Base Certificates will be delivered weekly on Wednesday of each week for the immediately preceding Saturday.

EVENTS OF DEFAULT:	Limited to: non-payment; specific covenants; other defaults; representations and warranties; cross-default; insolvency proceedings, etc.; inability to pay debts, attachment; judgments; ERISA; invalidity of loan documents; change of control; cessation of business; loss of collateral; breach of contractual obligation; indictment; guaranty; and enforceability of subordination provisions (in each case, subject to grace periods and cure rights, where applicable, to be mutually agreed).

ASSIGNMENTS AND PARTICIPATIONS:

Subject to the consents described below (which consents will not be unreasonably withheld or delayed), each Lender will be permitted to make assignments to other financial institutions in respect of the Senior Revolving Facility in a minimum amount equal to $5,000,000, and in respect of the Term Loan Facility in a minimum amount equal to $2,500,000.

Consents: The consent of the Borrowers will be required unless (i) a payment or bankruptcy Event of Default has occurred and is continuing or (ii) the assignment is to a Lender, an affiliate of a Lender or an Approved Fund (as such term shall be defined in the loan documentation); provided, however, the Agent shall be permitted to assign up to $35,000,000 of the Senior Revolving Facility without the consent of the Borrowers, but Agent agrees any such assignments shall be made in consultation with the Borrowers. The consent of the Administrative Agent will be required for any assignment to an entity that is not a Lender, an affiliate of a Lender or an Approved Fund. The consent of the Issuing Bank and the Swingline Lender will also be required for any assignment under the Senior Revolving Facility.

Assignments Generally: An assignment fee (to be paid by the assigning Lender) in the amount of $3,500 will be charged with respect to each assignment unless waived by the Administrative Agent in its sole discretion. Each Lender will also have the right, without consent of the Borrowers or the Administrative Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank.

Participations: Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate, maturity date and releases of all or substantially all of the collateral securing the Senior Credit Facility or the guaranties of the Borrowers’ obligations made by the Guarantors.

WAIVERS AND AMENDMENTS:	Usual and customary for Agent’s and Term Loan Agent’s transactions of this type, which shall include provisions that certain amendments, waivers, and/or exercise of certain rights will require consent of Lenders holding a majority of Term Loan Facility, Lenders holding a majority of Senior Revolving Facility, Lenders holding a majority of Senior Credit Facility, or unanimous consent of all Lenders, as applicable. The Loan Documentation will contain usual and customary amend and extend and “yank a bank” provisions.

INDEMNIFICATION:	The Borrowers will indemnify and hold harmless the Agent, Term Loan Agent, the Lenders and their respective affiliates, directors, officers, employees, agents and advisors from and against all losses, claims, damages, liabilities and expenses arising out of or relating to the Senior Credit Facility, the Borrowers’ use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees and settlement costs (with usual and customary exclusions for losses arising from the gross negligence or willful misconduct of such indemnified party). This indemnification shall survive and continue for the benefit of all such persons or entities.

GOVERNING LAW:	State of New York.

PRICING/FEES/ EXPENSES:	As set forth in Addendum I.

COUNSEL TO AGENT:	Choate, Hall & Stewart, LLP

COUNSEL TO TERM LOAN AGENT:	Riemer & Braunstein, LLP

OTHER:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction. The Loan Documentation will contain customary increased cost, withholding tax, capital adequacy and yield protection provisions.

ADDENDUM I

PRICING, FEES AND EXPENSES

INTEREST RATES:

The interest rates per annum applicable to the Senior Revolving Facility will be (i) (a) LIBOR plus (b) the Applicable Margin (as hereinafter defined) or, at the option of the Borrowers, (ii) (a) the Base Rate (to be defined as the highest of (x) the Wells Fargo Bank, National Association’s prime rate, (y) the Federal Funds rate plus 0.50%, or (z) LIBOR for an interest period of one month plus 1.00%) plus (b) the Applicable Margin. “Applicable Margin” means a percentage per annum to be determined in accordance with the applicable pricing grid set forth below, based on Excess Availability.

The interest rate per annum applicable to the Term Loan Facility will be (i) (a) LIBOR (which shall not be less than 1% per annum) plus (b) 8.50% or, at the option of the Borrowers, (ii) (a) the Base Rate (to be defined as the highest of (x) the Wells Fargo Bank, National Association’s prime rate, (y) the Federal Funds rate plus 0.50%, or (z) LIBOR (which, in all events, shall not be less than 1.00%) for an interest period of one month plus 1.00%) plus (b) 7.50%.

The Borrowers may select interest periods of one, two, three or six months for LIBOR loans, subject to availability. Interest on LIBOR loans shall be payable at the end of the selected interest period, but no less frequently than quarterly. Interest on Base Rate loans shall be payable on the first day of each calendar month.

During the continuance of any Event of Default under the loan documentation with respect to the Senior Revolving Facility, the Applicable Margin on obligations owing under the loan documentation shall be calculated in accordance with Section 2.08 of the Existing Credit Agreement.

During the continuance of any Event of Default under the loan documentation with respect to the Term Loan Facility, the Applicable Margin on obligations owing under the loan documentation shall increase by 2% per annum.

COMMITMENT FEE:	Commencing on the Closing Date, a commitment fee shall be payable on the average daily unused portions of the Senior Revolving Facility at the rate of 0.375% per annum. Such fee shall be payable monthly in arrears, commencing on the first monthly payment date to occur after the Closing Date.

LETTER OF CREDIT FEES:	Letter of Credit fees shall be payable on the maximum amount available to be drawn under each outstanding Letter of Credit at a rate per annum equal to (a) with respect to standby Letters of Credit, the Applicable Margin from time to time applicable to LIBOR loans, and (b) with respect to documentary Letters of Credit, the Applicable Margin from time to time applicable to LIBOR loans less 0.50%. Such fees will be payable monthly in arrears, commencing on the first monthly payment date to occur after the Closing Date.

PRICING GRID

SENIOR REVOLVING FACILITY

Level	Average Monthly Excess Availability	Applicable Margin for LIBOR Loans / Letter of Credit Fees	Applicable Margin for Base Rate Loans
I	Greater than or equal to $65,000,000	1.75%	0.75%
II	Less than $65,000,000, but greater than or equal to $35,000,000	2.00%	1.00%
III	Less than 35,000,000	2.25%	1.25%

Pricing to be set at Level II for the first 90 days after the Closing Date.

CALCULATION OF INTEREST AND FEES:	All calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year (or, in the case of Loans bearing interest at a rate based on the Base Rate, 365 or 366 days, as applicable), and changes to the pricing grid level shall be based on average daily Excess Availability for the preceding fiscal month for which the calculation is being made.

COST AND YIELD PROTECTION:	Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

EXPENSES:	The Borrowers will pay all “Expenses” (as defined in the Commitment Letter) in accordance with the terms of the Commitment Letter. The Borrowers will also pay the reasonable out-of-pocket expenses of the Agent, Term Loan Agent, and Term Commitment Parties, and their affiliates in connection with the enforcement of any of the Loan Documentation.

DEPOSIT:	Within two business days of the Borrowers acceptance of these summary terms and conditions, the Borrowers shall pay the Agent, for the benefit of the Agent and Term Loan Agent, the amount of $75,000 as an initial expense deposit to be applied toward the fees, costs and expenses, including reasonable legal fees, previously incurred and to be incurred in connection with the documentation of the Senior Revolving Facility and the Term Loan Facility.